UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  April 30, 2010

FIRST MERCURY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33077	38-3164336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

29110 Inkster Road Suite 100 Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (800) 762-6837

Not Applicable

(Former name or former address, if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 30, 2010, First Mercury Financial Corporation (the “Company”) entered into an amendment to its Credit Agreement with JPMorgan Chase Bank, N.A. (the “Amendment”).    The Amendment revised the Credit Agreement (the “Credit Agreement”) dated as of October 18, 2006 by and between the Company and JPMorgan Chase Bank, N.A. (the “Lender”).  The term of the Credit Agreement was changed to expire on September 30, 2013 or earlier upon the occurrence of certain events.   The interest rate on borrowings under the credit agreement was changed to provide one of three (3) interest rate options to the Company:  (i) a rate negotiated from time to time between the Company and the Lender (if agreed by the Lender in its discretion), (ii) a rate per annum equal to the greater of the lender’s prime rate or Adjusted One Month LIBOR Rate (as defined in the Amendment and including a 2.5% floor) and (iii) a rate per annum equal to LIBOR plus an applicable margin which ranges from 1.75% to 2.25% (depending on the Company’s applicable Leverage Ratio (as defined in the Credit Agreement)).  As of the effective date of the Amendment, the margin in clause (iii) above is 2.0%.

The Amendment also changed the covenants related to fixed charge coverage ratio, shareholder’s equity, leverage ratio, surplus and other covenants:

•
The Fixed Charge Coverage Ratio now states that the Company shall not permit or suffer the Fixed Charge Coverage Ratio (as defined in the Amendment) for the twelve (12) month period ending on the end of any fiscal quarter of the Company, beginning with the fiscal quarter ending June 30, 2010, to be less than 1.50 to 1.00.

•
Under the covenant regarding shareholder’s equity, the Company agreed that it shall not permit or suffer the consolidated shareholder’s equity of the Company, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles (as defined in the Credit Agreement), but excluding the effects of FASB Codification Section 320-10, measured as of the end of each fiscal quarter of the Company to be less than the 85% of the consolidated shareholder’s equity of the Company as of 3/31/2010, further increasing by (a) 50% of positive annual consolidated net income on a going forward basis, commencing with the fiscal year ending December 31, 2010 and (b) 50% of additional equity issued by the Company after the effective date of the Amendment.  Note, for the fiscal year ending December 31, 2010, the increase in part (a) above will be 50% of the net income earned for the last three quarters of the fiscal year.

•
The covenant regarding the leverage ratio now requires the ratio for any fiscal quarter to be greater than: (i) 0.325 to 1.000 at any time from and including the effective date of the Amendment to and including December 31, 2010; and (ii) 0.3 to 1.0 at any time from and including January 1, 2011, and thereafter.

•
The surplus covenant now does not permit the “surplus as regards policyholders” to be less than 85% of the surplus as of 3/31/2010, further increasing by (a) 50% of positive annual net income on a going forward basis, commencing with the fiscal year ending December 31, 2010 and (b) 50% of additional equity included as “surplus as regards policyholders” issued by the Company after the effective date of the Amendment.  Note, for the fiscal year ending December 31, 2010, the increase in part (a) above will be 50% of the net income earned for the last three quarters of the fiscal year.

The definition of Fixed Charge Coverage Ratio was amended to mean the ratio of:

(a) the sum of: (i) the amount that may be paid by the Company's insurance subsidiaries in accordance with applicable regulations (i.e., based on the net income and surplus of the Company’s insurance subsidiaries at the end of the immediately preceding calendar year) as a dividend at any time during the calendar year in which such fiscal quarter ends, plus (ii) the aggregate amount of the EBITDA of the Company's non insurance subsidiaries during the four consecutive fiscal quarters then ending, to

(b) the sum of (i) Total Interest Expense (as defined in the Credit Agreement) for the four consecutive fiscal quarters then ending, plus (ii) all dividends, redemptions, distributions and other obligations paid or payable with respect to the Company’s capital stock for the four consecutive fiscal quarters then ending (excluding the one-time special dividend in the amount of $2.00 per share paid March 31, 2010), and (iii) twenty percent (20%) of the aggregate amount of the advances outstanding as of the end of such fiscal quarter.

The foregoing summary of the Amendment is qualified in its entirety to the copy of the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment to Credit Agreement dated as of April 30, 2010 by and between the Company and JPMorgan Chase Bank, N.A.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MERCURY FINANCIAL CORPORATION
(Registrant)

DATE: May 4, 2010	BY	/s/ John A. Marazza
John A. Marazza
Executive Vice President, Chief Financial Officer and Corporate Secretary